Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY ANNOUNCES APPOINTMENT OF JOHN R. MCPHERSON TO BOARD OF DIRECTORS

Irving, TX – January 18, 2022 - Commercial Metals Company (NYSE: CMC) today announced that it has named John R. McPherson to the Board of Directors, effective March 15, 2022.

Mr. McPherson brings more than 30 years of professional experience to CMC’s Board and currently sits on the Board of Directors for Forterra, Inc. He previously served in multiple executive positions at Vulcan Materials Company, most recently as Chief Financial & Strategy Officer. Prior to that, he held several roles of increasing responsibility with McKinsey & Company and Goldman, Sachs & Co.

“We are pleased to welcome John to our Board of Directors,” said Barbara R. Smith, Chairman of the Board, President, and Chief Executive Officer. “His strong financial and strategic background, including leadership experience in the manufacturing and construction materials space, will benefit our company as we continue to create an unparalleled provider of reinforcement solutions to the domestic and international construction markets.”

McPherson’s appointment will bring the total number of directors to 9, 8 of whom are independent.

Mr. McPherson received a Bachelor of Arts in Economics and a Master’s in Business Administration from Stanford University.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products, and provide related materials and services through a network of facilities that includes seven electric arc furnace (“EAF”) mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the United States and Poland.

Media Contact:

Susan Gerber

214.689.4300